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                                                                    EXHIBIT 11.1

                            CERION TECHNOLOGIES INC.

                                             COMPUTATION OF NET INCOME (LOSS)
                                                     PER COMMON SHARE

                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         For the Three Months Ended
                                                                         --------------------------
                                                                  September 27, 1996     September 29, 1995
                                                                  ------------------     ------------------
Net income (loss)                                                       $ (467)                $  854
                                                                        ======                 ======
Shares:
   Weighted average common shares outstanding during the period          7,016                  5,400
   Common equivalent shares                                                 --                     --
                                                                        ------                 ------

Net income (loss) per common share:                                      7,016                  5,400
                                                                        ======                 ======

                                                                        $(0.07)                $ 0.16
                                                                        ======                 ======

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